October 18, 2010 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended September 30, 2010, of $421,000, a decrease of 75.2 percent from the $1,700,000 earned for the third quarter of 2009.   Earnings per share for the third quarter of 2010 were $.10, down 76.7 percent from the prior year third quarter.  For the nine months ended September 30, 2010, net income was $3,798,000, a decrease of 26.2 percent from net income of $5,147,000 for the nine months ended September 30, 2009.  Earnings per share were $.95 for the first nine months of 2010 versus $1.29 for the first nine months of 2009, a decrease of 26.4 percent.  Return on average assets and return on average equity was .60 percent and 7.52 percent, respectively, for the first nine months of 2010, as compared to .84 percent and 10.66 percent, respectively, for the same period in the prior year.

The decline in quarterly and year-to-date earnings was related to higher provision for loan losses and decreases in mortgage banking income and income from bank owned life insurance in 2010 as compared to 2009.  For the third quarter of 2010, provision for loan losses increased $1,268,000 from the same period last year in relation to the impairment of certain loans.  During the first nine months of 2009, mortgage banking income increased significantly due to the heightened volume of mortgages being refinanced.  During the first nine months of 2010, mortgage banking income normalized leading to a decrease in revenue of $453,000.  Lastly, during the third quarter of 2009, the Company received $556,000 in tax-free life insurance proceeds, which was equivalent to $842,000 pre-tax.  The Company did not receive any life insurance proceeds during 2010.

The contribution from mortgage banking income and life insurance proceeds in 2009 presented a significant hurdle for revenue growth in 2010; however, net interest income, the Company’s largest revenue source, increased $1,866,000, or 8.1 percent, for the nine months ended September 30, 2010 compared to the same period last year.  The third quarter 2010 net interest income was up $662,000, or 8.9 percent, from the third quarter of 2009.  The increase in net interest income was attributable to an increase in both average earning assets and net interest margin.  For the first nine months of 2010, average earning assets increased $20,351,000, or 2.6 percent, from the first nine months of 2009.  The growth occurred primarily in commercial loans.  The net interest margin for the nine months ended September 30, 2010 was 4.22 percent, compared to 4.01 percent for the same period the prior year.  The net interest margin for the third quarter of 2010 was 4.09 percent, compared to 3.85 percent for the third quarter of 2009.  Contributing to the net interest margin improvement was the deployment of short-term assets into higher yielding assets, such as loans and securities.  Furthermore, the low interest rate environment has permitted our cost of funds to continue to decline.  Management was pleased with the enhanced net interest margin, especially in this economic environment.

For the nine months ended September 30, 2010, management provided $3,867,000 to the allowance for loan losses, which represented an increase of $1,766,000 from the same period last year.  For the three months ended September 30, 2010, management provided $2,225,000 to the allowance for loan losses, an increase of $1,268,000 from the same period the prior year.  The increase in provision expense was related to an increase in net charge-offs and to an increase in specific allocations on impaired loans.  The increase in net charge-offs was largely due to the partial charge-off of $1,000,000 on one multi-family residential property during the second quarter of 2010.  Also contributing to the increase in net charge-offs in 2010 relative to 2009 was the significant recovery of $648,000 in 2009 of a loan previously charged off.  The annualized ratio of net charge-offs to average loans for the nine months ended September 30, 2010 was .53 percent, compared to .27 percent for the same period last year.  Based on the evaluation of impaired loans, it was determined that an additional impairment charge was required on four loans.  The impairment resulted in additional specific allocations to the allowance for loan losses totaling $1,240,000, which required a corresponding increase in provision for loan loss expense.  The ratio of nonperforming loans to total loans was 1.14 percent at September 30, 2010 compared to .81 percent at December 31, 2009 and 1.10 percent at September 30, 2009.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at September 30, 2010 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.47 percent of total loans at September 30, 2010, compared to 1.26 percent at December 31, 2009 and 1.33 percent at September 30, 2009.

As previously mentioned, various noninterest income sources decreased from 2009.  As a result, total noninterest income for the nine months ended September 30, 2010 decreased $1,205,000 from the same period last year.  For the three months ended September 30, 2010, noninterest income totaled $1,382,000, a decrease of $755,000 from 2009’s third quarter.  The largest contributor to lower quarterly and year-to-date noninterest income was the recognition of bank owned life insurance proceeds during the third quarter of 2009.  In conjunction with various benefit plans, the Company maintains an investment in bank owned life insurance on key employees.  During the third quarter, the Company received tax-exempt life insurance proceeds of $556,000.  In 2009, the Company experienced a significant increase in mortgage originations due to the mortgage refinance boom.  As expected, the origination volume normalized in 2010, leading to lower revenue from selling loans to the secondary market.  The decrease in volume resulted in a $453,000 decrease in mortgage banking income for the nine months ended September 30, 2010, compared to the same period last year.  Also contributing to a decrease in noninterest income is the downward trend in the volume of overdrafts.  For the first nine months of 2010, overdraft fees decreased $419,000 from the same time period last year.  Contributing to revenue growth was an increase in processing fee income earned from facilitating the clearing of tax refunds for a tax software provider.  With continued growth in transaction volume, the associated fee income increased $252,000, or 48.4 percent, from the first nine months of 2009.

On a year-to-date basis, noninterest expense totaled $20,720,000 in 2010, an increase of $721,000, or 3.6 percent, when compared to the previous year.  On a quarter-to-date basis, noninterest expense increased $335,000 from the third quarter in 2009.  Salaries and employee benefits, the Company’s largest noninterest expense, increased $769,000, or 6.9 percent, for the first nine months of 2010, as compared to the same period in 2009.  Contributing to the increase were annual merit increases, higher health insurance premiums and an increase in the number of employees.  Partially offsetting the increase in personnel expense was a decline in FDIC insurance premiums.  In 2009, all FDIC insured financial institutions paid a special assessment in addition to the already elevated premiums.  As a result, FDIC insurance expense for the nine months ended September 30, 2010, decreased $517,000 from the same period last year.  Comparing the first nine months of 2010 to the first nine months of 2009, all remaining noninterest expenses were up $469,000, led by capital planning expenses.

“I am disappointed to share with our stakeholders that Ohio Valley Banc Corp.’s quarterly earnings for the period ended September 30, 2010 decreased 75% from the same period in 2009.  The biggest contributor to such disappointing earnings was the higher provision expense to the allowance for loan losses attributable to our ongoing analysis of the collectability of one commercial loan and three loans classified as ‘troubled debt restructures (TDR’s)’”, stated Jeffrey E. Smith, Chairman and CEO.  “The ‘TDR’ impairment charges are particularly discouraging to me as a community banker, since these charges represent the accounting cost we must record as we continue to work with good borrowers striving to fulfill their obligations.  While I’m displeased with the net income results on both a quarter-to-date and year-to-date basis, I am very pleased with several other facts:  our nonperforming loans to total loans ratio at September 30, 2010 was 1.14%; our net interest margin increased to 4.22%; our shareholders’ equity increased to $67.9 million from $66.5 million at December 31, 2009; and the requirement by the FDIC that all insured institutions prepay three years of FDIC insurance premiums seems to have accomplished its intended purpose and, perhaps, no additional premium increases will be necessary.  In these difficult and challenging times, I continue to be impressed with the more than 250 dedicated employees who work every day to increase the value of the investment of our shareholders with passionate personal service in the communities we serve.”

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained  in  this earnings release  which are not  statements of historical  fact constitute  forward-looking statements  within  the meaning  of the   Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Part II, Item 1A. “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
PER SHARE DATA
Earnings per share	$0.10	$0.43	$0.95	$1.29
Dividends per share	$0.21	$0.20	$0.63	$0.60
Book value per share	$17.06	$16.58	$17.06	$16.58
Dividend payout ratio (a)	198.58%	46.86%	66.08%	46.43%
Weighted average shares outstanding	3,984,009	3,983,009	3,984,009	3,983,009

PERFORMANCE RATIOS
Return on average equity	2.45%	10.27%	7.52%	10.66%
Return on average assets	0.20%	0.82%	0.60%	0.84%
Net interest margin (b)	4.09%	3.85%	4.22%	4.01%
Efficiency ratio (c)	71.47%	67.40%	69.13%	68.24%
Average earning assets (in 000's)	$796,847	$778,660	$798,148	$777,797

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$10,670	$10,854	$32,913	$33,300
Interest and dividends on securities	768	879	2,352	2,754
Total interest income	11,438	11,733	35,265	36,054
Interest expense:
Deposits	2,745	3,516	8,452	10,527
Borrowings	583	769	1,916	2,496
Total interest expense	3,328	4,285	10,368	13,023
Net interest income	8,110	7,448	24,897	23,031
Provision for loan losses	2,225	957	3,867	2,101
Noninterest income:
Service charges on deposit accounts	558	776	1,687	2,108
Trust fees	55	61	174	171
Income from bank owned life insurance	189	708	553	1,023
Mortgage banking income	131	95	260	713
Electronic refund check / deposit fees	2	0	773	521
Gain (loss) on sale of other real estate owned	(83)	1	(160)	28
Other	530	496	1,484	1,412
Total noninterest income	1,382	2,137	4,771	5,976
Noninterest expense:
Salaries and employee benefits	3,991	3,791	11,876	11,107
Occupancy	402	406	1,213	1,208
Furniture and equipment	297	308	893	874
FDIC insurance	265	322	786	1,303
Data processing	208	142	613	601
Other	1,700	1,559	5,339	4,906
Total noninterest expense	6,863	6,528	20,720	19,999
Income before income taxes	404	2,100	5,081	6,907
Income taxes	(17)	400	1,283	1,760
NET INCOME	$421	$1,700	$3,798	$5,147

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31,
	2010	2009
ASSETS
Cash and noninterest-bearing deposits with banks	$9,334	$9,101
Interest-bearing deposits with banks	54,015	6,569
Total cash and cash equivalents	63,349	15,670
Securities available for sale	83,430	83,868
Securities held to maturity
(estimated fair value: 2010 - $21,106; 2009 - $16,834)	21,387	16,589
Federal Home Loan Bank stock	6,281	6,281
Total loans	644,524	651,356
Less: Allowance for loan losses	(9,466)	(8,198)
Net loans	635,058	643,158
Premises and equipment, net	9,973	10,132
Accrued income receivable	2,981	2,896
Goodwill	1,267	1,267
Bank owned life insurance	19,573	18,734
Prepaid FDIC insurance	2,829	3,567
Other assets	8,972	9,826
Total assets	$855,100	$811,988

LIABILITIES
Noninterest-bearing deposits	$88,312	$86,770
Interest-bearing deposits	611,280	560,874
Total deposits	699,592	647,644
Securities sold under agreements to repurchase	26,104	31,641
Other borrowed funds	37,551	42,709
Subordinated debentures	13,500	13,500
Accrued liabilities	10,404	9,973
Total liabilities	787,151	745,467

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 2010 and 2009 - 4,643,748 shares issued)	4,644	4,644
Additional paid-in capital	32,704	32,704
Retained earnings	45,499	44,211
Accumulated other comprehensive income	814	674
Treasury stock, at cost (2010 and 2009 - 659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	67,949	66,521
Total liabilities and shareholders' equity	$855,100	$811,988